EXHIBIT 99.1

Brian K. Finneran, Chief Financial Officer                                          06/9/06

bfinneran@statebankofli.com                                                (516) 465 - 2251

State Bancorp Raises Capital to Improve
Capital Adequacy Pending Appeal of Jury Verdict

New Hyde Park, N.Y., June 9, 2006 - State Bancorp, Inc. (NASDAQ: STBC) (the “Company”), parent company of State Bank of Long Island (the “Bank”), today announced that the Company has raised a total of $20 million through a new line of credit and an offering of subordinated notes in order to improve the Company’s and the Bank’s capital ratios, which had been adversely affected by the jury verdict in a civil suit arising out of its prior relationship with Island Mortgage Network, Inc. The additional capital was necessary in order to address the disallowance, for regulatory capital purposes, of certain deferred tax assets generated as a result of the verdict.

Although the Bank’s motion to set aside or reduce the $74.2 million verdict is still pending in the trial court, the Bank recorded the full amount as an expense, which resulted in a significant net operating loss for 2005. In accordance with generally accepted accounting principles (“GAAP”), the Bank booked a deferred tax asset as a result of the tax carry forward generated by the net operating loss. However, the Bank recently determined that, although the deferred tax asset was correctly booked under GAAP, a portion was disallowed for regulatory capital purposes under applicable regulations of the Federal Deposit Insurance Corporation and the Federal Reserve Board. As a result, the Company and the Bank temporarily did not meet the regulatory criteria for an adequately capitalized institution at December 31, 2005 and March 31, 2006. The Company plans to amend its two most recent regulatory reports to accurately reflect its regulatory capital status as of each of those dates. In any event, the Company believes that after giving effect to the revolving credit agreement and the offering of subordinated notes, the Company and the Bank are each currently adequately capitalized for regulatory capital purposes.

On June 6, the Company entered into a $10 million secured revolving line of credit with M&T Bank, and contributed the proceeds to the Bank as Tier I capital. The revolving line of credit matures on January 31, 2008.

On June 8, the Company issued $10 million in aggregate principal amount of its 8.25% Subordinated Notes due June 15, 2013 (the “Notes”) in a private placement. The proceeds of the notes, which qualify as Tier II capital for regulatory capital purposes, will be used for general corporate purposes. The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release does not constitute an offer to sell or the solicitation of an offer to buy the Notes.

On June 9, 2006, the Company paid a dividend of $0.15 per share to holders of its common stock, as previously announced.

Corporate Information

State Bancorp's primary subsidiary, State Bank of Long Island, is the largest independent commercial bank headquartered in Nassau County. In addition to its sixteen branch locations throughout Nassau, Suffolk and Queens Counties, the Bank owns Jericho, N.Y.-based Studebaker-Worthington Leasing Corp., a nationwide provider of business equipment leasing. The Bank also maintains a lending facility in Jericho and has two subsidiaries based in Wilmington, Delaware, which provide investment and balance sheet management services to the Bank. The Company maintains a World Wide Web site at www.statebankofli.com with corporate, investor and branch banking information. State Bancorp, Inc.’s common stock trades under the symbol STBC on the NASDAQ National Stock Market. The Company is currently included in the Russell 2000 index, a leading benchmark of small-cap stocks compiled by the Frank Russell Company, one of the world’s leading investment management and advisory firms.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for State Bancorp, Inc. The words “expects,” “believes,” “anticipates” and other similar expressions are intended to identify forward-looking statements. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, but are not limited to, the following: (1) general economic conditions, (2) competitive pressure among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting State Bancorp, Inc.’s operations, pricing, products and services. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.statebankofli.com/corporate. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.